NPC INTERNATIONAL, INC. ANNOUNCES AGREEMENT TO
ACQUIRE 39 WENDY'S UNITS FROM THE WENDY'S COMPANY

Overland Park, Kansas, (June 29, 2016) – NPC announced today that it had entered into an agreement with a subsidiary of The Wendy's Company to acquire 35 Wendy's restaurants for $29.2 million, plus amounts for working capital.  NPC also agreed to acquire four restaurants recently constructed by Wendy's for a cost of $7.4 million, thereby increasing the number of restaurants to be acquired to 39. As part of the transaction, NPC plans to remodel certain acquired and existing restaurants in Wendy's new Image Activation format.

The acquisition is part of The Wendy's Company's System Optimization initiative intended to reduce company-operated restaurant ownership to approximately five percent of the total system. This acquisition will be funded primarily with available cash on hand. The restaurants will be owned and operated by NPC's wholly-owned subsidiary, NPC Quality Burgers, Inc., which also entered into the asset purchase agreement to acquire the restaurants.

The units to be acquired are located in the Raleigh-Durham metropolitan area. According to information provided to NPC, 35 of the units to be acquired by NPC generated approximately $59 million in net product sales during the 52 weeks ended January 3, 2016.  NPC expects the closing to occur in late July 2016, subject to customary closing conditions.

Jim Schwartz, Chairman and CEO of NPC International, Inc. said, "We are excited to participate in Wendy's system optimization initiative and further our growth in the Wendy's system.  This highly coveted market will leverage our existing Wendy's infrastructure and is contiguous with our current Winston-Salem and Greensboro Wendy's operations. This acquisition will be our fifth acquisition in the Wendy's system since 2013 and will increase our holdings to 183 restaurants with revenues exceeding $260 million, or approximately 22% of our total consolidated revenues."

NPC International, Inc. is the world's largest Pizza Hut franchisee and currently operates 1,233 Pizza Hut restaurants and delivery units in 28 states and 144 Wendy's units in 5 states.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this news release that do not relate to historical or current facts constitute forward-looking statements. These include statements regarding our plans and expectations.  Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct.  Actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including any delay in or failure to complete the planned acquisition; changes in credit market conditions, lower than anticipated consumer discretionary spending; deterioration in general economic conditions; competition in the quick service restaurant market; adverse changes in food, labor and other costs; price inflation or deflation; our ability to successfully complete acquisitions of additional restaurant units; and other factors. These risks and other risks are described in the filings of NPC Restaurant Holdings, LLC with the Securities and Exchange Commission, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting NPC or may be accessed at www.sec.gov. All forward-looking statements made in this news release are made as of the date hereof. NPC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Investors are cautioned not to place undue reliance on any forward-looking statements.

NPC contact:
Troy D. Cook, Executive Vice President-Finance & Chief Financial Officer
913-327-3109
7300 W 129th St
Overland Park, KS 66213